EXHIBIT 10.1

EMPLOYMENT AGREEMENT AMENDMENT

This Employment Agreement Amendment is entered into by and between Vidaroo Corp. and Thomas Moreland effective as of January 1, 2013 and remain in effect through December 31, 2015.

1.
Mr. Moreland is the current Chief Financial Officer, Secretary and Treasurer of Vidaroo based on an employment agreement dated as of September 22, 2008 with subsequent amendments dated November 10, 2009 and May 16, 2012.  Effective with this Amendment he will also assume the responsibilities of Chief Executive Officer and be appointed as Chairman of the Board.

2.
In consideration for these additional duties, Mr. Moreland’s current Stock Options under his previous agreements shall all fully vest and he will be awarded an additional 6,000,000 that will vest ratably over the term of this agreement.  All new and previously issued Stock Options shall be Exercisable at Fair Market Value at the time of the execution of this agreement.  Fair Market Value shall be defined as the average closing price of Vidaroo’s Common Stock for the 30 calendar days prior to the execution of this agreement, as further indicated in separately executed Vidaroo Corporation Non-Statutory Stock Option Agreement.

3.	Section 7(b)(i) of the Employment Agreement shall be revised to allow for a severance payment of 12 months subject to the same termination provisions in the original agreement.

Vidaroo Corp.

By:
	Mark Argenti, Outgoing CEO and	Thomas Moreland, Incoming
	Chairman of the Board	CEO and Chairman